Secretary of State
Division of Corporations
Delivered 11:00 AM 07/20/2004
FILED 11:00 AM 07/20/2004
SRV 040529810 - 3828185 FILE

PLAN AND AGREEMENT OF MERGER BY AND BETWEEN PANDA AND CODA OCTOPUS

THIS PLAN AND AGREEMENT OF MERGER (hereinafter referred to as this "Agreement") dated as of July 12, 2004, is made and entered into by and between The Panda Project, Inc., a Florida corporation ("Panda") and Coda Octopus Group, Inc., a Delaware corporation ("Coda Octopus").

W-I-T-N-E-S-S-E-T-H:

WHEREAS, Panda is a corporation organized and existing under the laws of the State of Florida; and

WHEREAS, Coda Octopus is a wholly-owned subsidiary corporation of Panda, having been incorporated on July 13, 2004; and

NOW THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the "Parties") agree that Panda shall be merged into Coda Octopus (the "Merger") upon the terms and conditions hereinafter set forth.

ARTICLE I

Merger

On July 12, 2004 or as soon as practicable thereafter (the "Effective Date"), Panda shall be merged into Coda Octopus, the separate existence of Panda shall cease and Coda Octopus(following the Merger referred from time to time as the "Surviving Company") shall continue to exist under the name of "Coda Octopus," by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of Panda in the State of Delaware will be Trolley Square, Suite 26 C, Wilmington, Delaware. The name of its registered agent at such address is Inc. Plan (USA), Inc.

ARTICLE II

Certificate of Incorporation of Panda

The Certificate of Incorporation of the Surviving Company shall be the Certificate of Incorporation of Coda Octopus as in effect on the date hereof without change unless and until amended in accordance with applicable law.

ARTICLE III

By-Laws of Coda Octopus

The By-Laws of Coda Octopus shall be the By-Laws of the Surviving Company as in effect on the date hereof without change unless and until amended or repealed in accordance with applicable law.

ARTICLE IV

Effect of Merger on Stock of Constituent Corporation

4.01 On the Effective Date, (i) each three (300) hundred outstanding shares of Panda common stock ("Panda Common Stock") shall be converted into one share of Coda Octopus common stock, $.001 par value, ("Coda Octopus Common Stock"), except for those shares of Panda Common Stock with respect to which the holders thereof duly exercise their dissenters' rights under Florida law,

4.02

(a) Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands New Jersey 07716, shall act as exchange agent in the Merger.

(b) As soon as practicable, after the Effective Date, each person who was, at the time of mailing or at the Effective Date, a holder of record of issued and outstanding Panda ("stock") will be mailed (i) a form letter of transmittal and (ii) instructions for effecting the surrender of the certificate or certificates, which immediately prior the Effective Date represented issued and outstanding shares of stock ("Panda Certificates"), in exchange for certificates representing Coda Octopus Common Stock. Upon surrender of a Panda Certificate for cancellation to Coda Octopus, together with a duly executed letter of transmittal, the holder of such Panda Certificate shall subject to paragraph (f) of this section 4.03 be entitled to receive in exchange therefor a certificate representing that number of Coda Octopus shares into which Panda Stock theretofore represented by Panda Certificate so surrendered shall have been converted pursuant to the provisions of this Article IV, and Panda Certificate so surrendered shall forthwith be canceled.

(c) No dividends or other distributions declared after the Effective Date with respect to Panda and payable to holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Panda Certificate with respect to Panda Stock which by virtue of the Merger are represented thereby, nor shall such holder be entitled to exercise any right as a holder of Panda, until such holder shall surrender such Panda Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Panda Certificate, the holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which became payable prior to such surrender and exchange with respect to Panda Stock represented by such Certificate.

(d) If any stock certificate representing Panda is to be issued in a name other than that in which Panda Certificate surrendered with respect thereto is registered, it shall be a condition of such issuance that Panda Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance to a person other than the registered holder of Panda Certificate surrendered or shall establish to the satisfaction of Coda Octopus that such tax has been paid or is not applicable.

(e) After the Effective Date, there shall be no further registration of transfers on the stock transfer books of Panda of the shares of stock, or of any other shares of stock of Panda, which were outstanding immediately prior to the Effective Date. If after the Effective Date certificates representing such shares are presented to Panda they shall be canceled and, in the case of Panda Certificates, exchanged for certificates representing Coda Octopus Stock as provided in this Article IV.

ARTICLE V

Corporate Existence, Panda and Liabilities of Panda

5.01 On the Effective Date, the separate existence of Panda shall cease. Panda shall be merged with and into Coda Octopus in accordance with the provisions of this Agreement. Thereafter, Coda Octopus shall possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Parties and all and singular; the rights, privileges, powers and franchises of Panda, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in Coda Octopus; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of Coda Octopus, as they were of the respective constituent entities, and the title to any real estate whether by deed or otherwise vested in Panda, shall not revert to be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the Parties, shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities, shall thenceforth attach to Coda Octopus, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.02 Coda Octopus will execute and deliver, or cause to be executed and delivered, all such deeds, assignments and other instruments, and will take or cause to be taken such further or other action as Coda Octopus may deem necessary or desirable in order to vest in and confirm to Coda Octopus title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest, of Coda Octopus and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI

Officers and Directors of Coda Octopus

6.01 Upon the Effective Date, the officers and directors of Panda shall be officers and directors of Coda Octopus in office at such date, and such persons shall hold office in accordance with the by-laws of Coda Octopus or until their respective successors shall have been appointed or elected.

6.02 If, upon the Effective Date, a vacancy shall exist in the Board of Directors of Coda Octopus, such vacancy shall be filled in the manner provided by its by-laws.

ARTICLE VII

Approval by Shareholders; Amendment; Effective Date

7.01 This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote of shareholders in accordance with applicable Florida law. As promptly as practicable after approval of this Agreement by shareholders in accordance with applicable law, duly authorized officers of the respective Parties shall make and execute a Certificate of Merger and shall cause such documents to be filed with the Secretary of State of Florida and the Secretary of State of Delaware, respectively, in accordance with the laws of the States of Florida and Delaware. The Effective Date of the Merger shall be the date on which the Merger becomes effective under the laws of Florida or the date on which the Merger becomes effective under the laws of Delaware, whichever occurs later.

7.02 The Board of Directors of Panda and Coda Octopus may amend this Agreement at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of Panda shall not (1) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the capital stock of Panda (2) alter or change any term of the Certificate of Incorporation of Coda Octopus, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect stockholders.

ARTICLE VIII

Termination of Merger

This Agreement may be terminated and the Merger abandoned at any time prior to the filing of this Agreement with the Secretary of State of Florida and the Secretary of State of Delaware, whether before or after shareholder ratification of this Agreement, by the consent of the Board of Directors of Panda and Coda Octopus

ARTICLE IX

Miscellaneous

In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers, all as of the day and year first above written.

THE PANDA PROJECT, INC.

By: ______________________
William Ahearn, President

CODA OCTOPUS GROUP, INC.

By: ______________________
William Ahearn, President